As filed with the Securities and Exchange Commission on May 9, 1997
                                             Registration No. 333-______________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                           --------------------------


                            SOFAMOR DANEK GROUP, INC.
             (Exact name of registrant as specified in its charter)

        INDIANA                                         35-1580052
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                               1800 Pyramid Place
                            Memphis, Tennessee 38132
                    (Address of principal executive offices)


             STOCK OPTION AGREEMENT DATED AS OF JULY 8, 1992 BETWEEN
                   SOFAMOR DANEK GROUP, INC. AND GEORGE BRYAN
                            (Full Title of the Plan)

                              Richard E. Duerr, Jr.
                  Vice President, General Counsel and Secretary
                               1800 Pyramid Place
                            Memphis, Tennessee 38132
                                 (901) 396-2695
            (Name, address and telephone number of agent for service)


                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
TITLE OF SECURITIES TO BE      AMOUNT TO BE         PROPOSED MAXIMUM            PROPOSED MAXIMUM            AMOUNT OF
       REGISTERED               REGISTERED       OFFERING PRICE PER SHARE    AGGREGATE OFFERING PRICE    REGISTRATION FEE
Common Stock                   10,000 shares            $26.625 (1)                $266,250(1)               $81(1)
=========================================================================================================================

(1) Such amount has been calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, and is based upon the Option Price of the Common Stock stated in the Stock Option Agreement.

     Pursuant to Rule 462 of the 1933 Act, the Registration Statement on Form S-8 shall be effective upon filing with the Commission.

                                     PART II


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

     1. The Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

     2. All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") since the end of the fiscal year ended December 31, 1996.

     3. The description of the Registrant's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on April 17, 1991.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

     No response is required to this item.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     No response is required to this item.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 23-1-37-1 through 23-1-37-15 of the Indiana Business Corporation Law permit a corporation to indemnify directors and officers against liability incurred in certain proceedings if the individual's conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual's official capacity, that such conduct was in the best interests of the corporation and, in all other cases, believed such conduct was at least not opposed to the best interests of the corporation. If the proceeding is criminal, the individual must have at least had no reasonable cause to believe that such conduct was unlawful. The statute requires a corporation to indemnify an individual who is wholly successful in the defense of any such proceeding against reasonable expenses incurred by such individual, unless the Articles of Incorporation provide otherwise. The corporation may pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if certain conditions are satisfied. Unless otherwise provided in the Articles of Incorporation, a director or officer may apply for court ordered indemnification which will include reasonable expenses incurred to obtain the indemnification order if the court determines that the director is entitled to mandatory indemnification or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Except in the case of mandatory indemnification, a corporation may indemnify a director or officer only after it is determined that the individual meets the standard of conduct described above. In addition, a corporation may also indemnify and advance expenses to an officer, whether or not a director, to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its Board of Directors or contract.
Section 23-1-37-14 of the Indiana Business Corporation Law empowers an Indiana corporation to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, or incurred by, such individual in any such capacity or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify against such liability.

     The Amended and Restated Bylaws of the Registrant require the Registrant to indemnify any person who is or was a director or officer of the Registrant against any and all liabilities and reasonable expenses incurred by such person in connection with or resulting from any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant shall not indemnify any director or officer to the extent that such persons' claim for indemnification arises out of liability (I) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law or (iii) for any transaction from which the director derived an improper personal benefit.

     The Registrant also carries liability insurance covering officers and directors. There is a deductible amount of $100,000 for the Registrant per claim. The policy contains certain exclusions including, but not limited to, certain claims by stockholders.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     No response is required to this item.

ITEM 8.  EXHIBITS

Exhibit Number    Description
--------------    -----------
    5       Opinion and Consent of Baker, Donelson, Bearman & Caldwell

   10       Stock Option Agreement Dated July 8, 1992 Between Sofamor Danek Group, Inc. and George Bryan

   23(a)    Consent of Baker, Donelson, Bearman & Caldwell (included in Exhibit 5)

   23(b)    Consent of Coopers & Lybrand L.L.P.

   24       Powers of Attorney (included on signature page)


ITEM 9.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "1933 Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 31st of March, 1997.

                        SOFAMOR DANEK GROUP, INC.


                        By: /s/ E. R. Pickard
                            ---------------------------------------------------
                            E. R. Pickard, Chairman and Chief Executive Officer



                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Mark Merrill, Laurence Y. Fairey and Richard
E. Duerr, Jr., and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

            NAME                                     TITLE                             DATE
----------------------------------    --------------------------------------       --------------
/s/ James J. Gallogly                 President, Chief Operating Officer and       March 31, 1997
----------------------------------    Director
James J. Gallogly

/s/ E. R. Pickard                     Chairman, Chief Executive Office and         March 31, 1997
----------------------------------    Director (Principal Executive Officer)
E. R. Pickard

/s/ J. Mark Merril                    Vice President and Treasurer                 March 31, 1997
----------------------------------
J. Mark Merril

/s/ Laurence Y. Fairey                Executive Vice President and Chief           March 31, 1997
----------------------------------    Financial Officer
Laurence Y. Fairey

/s/ Marie-Helene Plais, M.D.          Executive Vice President and Director        March 31, 1997
----------------------------------
Marie-Helene Plais, M.D.

/s/ L. D. Beard                       Director                                     March 31, 1997
----------------------------------
L. D. Beard

----------------------------------    Director                                     March 31, 1997
George W. Bryan, Sr.

/s/ Robert A. Compton
----------------------------------    Director                                     March 31, 1997
Robert A. Compton

            NAME                                     TITLE                             DATE
----------------------------------    --------------------------------------       --------------
/s/ Samuel F. Hulbert, Ph.D.          Director                                     March 31, 1997
----------------------------------
Samuel F. Hulbert, Ph.D.

/s/ Yves Paul Cotrel, M.D.            Director                                     March 31, 1997
----------------------------------
Yves Paul Cotrel, M.D.

/s/ George F. Rapp, M.D.              Director                                     March 31, 1997
----------------------------------
George F. Rapp, M.D.


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